Exhibit 99.2

Press Release	Media Contact: Brendan Ranson-Walsh Senior Vice President, Global Communications 213.996.2367 Brendan.Ranson-Walsh@aecom.com	Investor Contact: Will Gabrielski Senior Vice President, Finance, Treasurer 213.593.8208 William.Gabrielski@aecom.com

AECOM announces appointment of Derek Kerr to its Board of Directors

DALLAS (November 13, 2023) — AECOM (NYSE: ACM), the world’s trusted infrastructure consulting firm, today announced the appointment of Derek Kerr to its Board of Directors.

Mr. Kerr brings to the Board extensive executive, finance and accounting expertise having previously served several leadership roles at the American Airlines Group, Inc., most recently as Vice Chair and President of American Eagle. In addition, Mr. Kerr previously served as Executive Vice President and Chief Financial Officer of American Airlines. Mr. Kerr’s appointment is effective November 16, 2023, at which time he will also be appointed to the Audit Committee.

“I am pleased to welcome Derek Kerr to our Board of Directors,” said Douglas Stotlar, AECOM’s chairman of its Board of Directors. “Derek brings a long-tenured professional career at the American Airlines Group, which will provide our Board tremendous insight to our global Professional Services organization and aid our leadership in advancing our strategy to create long-term value for our stakeholders.”

Mr. Kerr originally joined America West Airlines in 1996 and served a variety of financial and operational roles, including through America West’s acquisition by US Airways in 2005 and US Airways’s acquisition of American Airlines in 2013. He also currently serves on Comerica Bank’s Board of Directors. Mr. Kerr graduated from the University of Michigan with a Masters of Business Administration, as well as a Bachelors of Science in Aerospace Engineering.

About AECOM

AECOM (NYSE: ACM) is the world’s trusted infrastructure consulting firm, delivering professional services throughout the project lifecycle – from advisory, planning, design and engineering to program and construction management. On projects spanning transportation, buildings, water, new energy, and the environment, our public- and private-sector clients trust us to solve their most complex challenges. Our teams are driven by a common purpose to deliver a better world through our unrivaled technical and digital expertise, a culture of equity, diversity and inclusion, and a commitment to environmental, social and governance priorities. AECOM is a Fortune 500 firm and its Professional Services business had revenue of $13.1 billion in fiscal year 2022. See how we are delivering sustainable legacies for generations to come at aecom.com and @AECOM.

###